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                                                                    EXHIBIT 10.1

                      FY 2003 Bonus Plan for CMGI Corporate

Plan Objective:
To attract, motivate and retain key talent based on CMGI consolidated business performance in addition to individual performance.

Eligibility:
Select managers and senior individual contributors who are employees of CMGI and who have been identified as having an impact on the overall business goals and objectives of CMGI.

Measurements & Financial Objectives:
The following are the measurements for the bonus plan and the associated financial objectives and budget that will be used to determine business performance:

      Measurement                                                          Weighting
      -----------                                                          ---------
      1.  CMGI Consolidated Business Performance
          Financial Objectives:
          .  Revenue                                                       25%
          .  Pro-Forma Operating Income/Loss                               25%
          .  Cash Usage                                                    25%

      2.  Individual Performance
          .  Based on achievement against individual goals & objectives    25%

Pro-Forma Operating Income/Loss is defined as Operating Income/Loss excluding in-process research & development expenses, depreciation, amortization, long-lived asset impairment and restructuring charges.

Actual business performance will be based on the annual achievement of the defined financial objectives against the FY 2003 Plan, as approved by the CMGI Board of Directors. CMGI reserves the right to modify the budget and financial objectives as necessary based on business changes associated with mergers, acquisitions, divestitures, shutdowns or other business situations which require approval from the CMGI Board of Directors. CMGI also reserves the right to adjust the budget based on changes in corporate allocations.

Program Funding:
The bonus payout pool will be determined by CMGI consolidated business performance. Exact funding for the bonus pool for CMGI Corporate will be driven by the ability of CMGI to meet or exceed its budgeted financial objectives as approved by CMGI's Board of Directors.

Overall business performance generally has a direct correlation to individual performance. However, the bonus plan provides for discretion in recognizing individual accomplishments against goals and objectives, in addition to business performance. All employees enrolled in the FY 2003 Bonus Plan must have clearly documented goals and objectives in order to be eligible for the Individual Performance measurement. Any bonus payments for individual performance will be based on accomplishments against documented individual goals & objectives, management discretion and overall bonus pool funding.

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         Payout Table:
         The table below will be used to determine the bonus pool based on final CMGI consolidated business performance. A minimum performance threshold of 80% must be achieved for pool funding associated with each specific financial objective. The maximum pool funding based on business performance is 200%. Every 1% increase or decrease in performance equals 2.5% increase or decrease in funding.

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Business Performance   *80%    80%    90%   100%   110%   120%    130%  ****140%
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Pool Funding             0%    50%    75%   100%   125%   150%    175%      200%
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*    Denotes less than
**** Denotes greater than or equal to

         Timing of Payment:
         Any earned bonus payments will be measured on an annual basis and paid annually. Payments will be determined after all companies have submitted their actual performance against FY 2003 Plan.

         Employment Status:
         In order to be eligible to receive any bonus payment under this Plan, participants must be actively employed by CMGI at the time annual bonus payments are made, which will be as soon as administratively possible following the close of the fiscal year. If a participant is a new hire during the year or had a bonus change during the year, he or she will be eligible for a pro-rated bonus payment based on time worked during the plan year. If a participant voluntarily leaves CMGI prior to the time the bonus payments are made, he/she will be ineligible to receive any bonus payment. If an employee is involuntarily terminated by CMGI, for reasons other than cause, prior to the time the bonus payments are made, he/she may, in certain circumstances, be eligible for consideration for a pro-rated bonus payment based on management discretion and time worked during the plan year. If a participant transfers to any other CMGI controlled subsidiary, he/she will be eligible for a pro-rated bonus payment based on management discretion and for the time worked during the plan year.

         Administration:
         This plan shall be administered by the CMGI Board of Directors. The CMGI Board of Directors reserves the right to apply its discretion to bonus plan eligibility, overall bonus funding and payment of bonuses. The CMGI Board of Directors reserves the right to amend or terminate this plan at any time. The CMGI Board of Directors reserves the right to modify the financial objectives and FY 2003 Plan at any time based on business changes during the year. This plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.